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                                                                       EXHIBIT 4


                                    AGREEMENT


         THIS AGREEMENT dated as of March __, 2002 is by and among Marshall T. Leeds ("LEEDS"), Richard Parker ("PARKER") and Summit Brokerage Services, Inc. ("SUMMIT").

         WHEREAS, Leeds loaned $100,000 to Parker pursuant to a promissory note dated March 15, 2002 (the "NOTE") for use by Parker to purchase 1,000,000 shares (the "PARKER SHARES") of the common stock, $.0001 par value, of Summit (the "COMMON STOCK");

         WHEREAS, Parker secured the indebtedness referenced above by executing and delivering to Leeds a Pledge Agreement dated March 15, 2002 (the "PLEDGE AGREEMENT") whereby Parker pledged to Leeds 3,500,000 shares of Common Stock, including the Parker Shares (the "PLEDGED SHARES");

         WHEREAS, Leeds, Parker and Summit executed and delivered a Stock Purchase Agreement dated as of March 22, 2002 (the "STOCK PURCHASE AGREEMENT") whereby, upon the satisfaction of certain conditions contained therein on or before May 15, 2002, (i) Leeds agreed to purchase, and Parker agreed to sell, the Parker Shares in exchange for cancellation of the Note and termination of the Pledge Agreement and (ii) Leeds agreed to purchase, and Summit agreed to issue and sell, 4,000,000 shares (the "COMPANY SHARES") of Common Stock in exchange for $400,000 (the "PURCHASE PRICE");

         WHEREAS, in connection with the execution and delivery of the Stock Purchase Agreement, Summit and Leeds executed and delivered an Escrow Agreement with Kilpatrick Stockton LLP ("KS") and Greenberg Traurig, P.A. ("GT") whereby the Company placed the Company Shares in escrow with GT and Leeds placed the Purchase Price in escrow with KS;

         WHEREAS, Parker now desires to borrow from Leeds, and Leeds agrees to loan to Parker, an additional $150,000 for use to purchase an additional 1,500,000 shares of Common Stock from Summit (the "ADDITIONAL SHARES"); and

         WHEREAS, in order to facilitate the new borrowing and to coordinate it with the transactions contemplated by the Stock Purchase Agreement, the parties hereto desire KS to distribute to Parker(or his designees described below) on behalf of Leeds $150,000 of the Purchase Price being held in escrow, and for GT to release to Parker on behalf of Summit 1,500,000 shares of the Company Shares, thereby reducing the amount of Purchase Price in escrow to $250,000 and the amount of Company Shares in escrow to 2,500,000.

         NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Agreements. Concurrent with the execution and delivery hereof,

                  (a) the parties hereto shall execute and deliver a First Amendment to the Escrow Agreement in the form attached hereto as Exhibit A;


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                  (b)      Parker shall execute and deliver to Leeds a
Promissory Note in the principal amount of $150,000, in the form attached hereto as Exhibit B (the "SECOND NOTE");

                  (c) Parker shall execute and deliver an amendment to the Pledge Agreement, to increase the number of Pledged Shares from 3,500,000 to 5,000,000, in the form attached hereto as Exhibit C, and Parker hereby expressly agrees that his obligations under the Second Note are covered by and subject to the security interest created by the Pledge Agreement;

                  (d) The Stock Purchase Agreement is hereby amended to (i) reduce the Company Shares from 4,000,000 to 2,500,000, (ii) increase the Parker Shares therein by the amount of Additional Shares, that is from 1,000,000 to 2,500,000, (iii) reduce the Purchase Price for Company Shares from $400,000 to $250,000, and (iv) permit the cancellation of the Second Note in connection with the purchase by Leeds of the Additional Shares now included as part of the Parker Shares; and

                  (e) The parties hereto hereby direct (i) KS to release from escrow and deliver to Summit an amount equal to $150,000, such delivery being on behalf of Leeds as a loan to Parker under the Second Note and on behalf of Parker as payment to Summit for the Additional Shares, and (ii) GT to release from escrow and deliver to Leeds certificates representing 1,500,000 shares of Common Stock, such delivery being on behalf of Summit to constitute the Additional Shares purchased by Parker and on behalf of Parker to satisfy his obligation to pledge the Additional Shares to Leeds to perfect his security interest therein pursuant to the Pledge Agreement, as amended.

         2.       Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law or choice of law.

                  (b) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

                  (c) Nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

                  (d) Neither this Agreement, nor any of the obligations contained herein, may be assigned by the parties hereto without the prior written consent of the other parties hereto, which consent may be withheld in such party's sole discretion.

                  (e) This Agreement, together with the documents referenced herein, constitutes the sole and entire agreement of the parties hereto with respect to the subject matter hereof, and supercedes all prior discussions and agreements between the parties with respect to the subject matter hereof. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


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                                                       "LEEDS"



                                      /s/ Marshall T. Leeds
                                      -----------------------------------------
                                      MARSHALL T. LEEDS


                                                        "PARKER"



                                      /s/ Richard Parker
                                      -----------------------------------------
                                      RICHARD PARKER


                                                        "SUMMIT"


                                      SUMMIT BROKERAGE SERVICES, INC.



                                      By:  /s/ Richard Parker
                                         --------------------------------------
                                         Name: Richard Parker
                                               --------------------------------
                                         Its: CEO
                                              ---------------------------------


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